UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934


Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[x] Definitive Proxy Statement]
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12


                         WHOLESOME & HEARTY FOODS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
[x] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:
    2) Aggregate number of securities to which transaction applies:
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
    4) Proposed maximum aggregate value of transaction:
    5) Total fee paid:
[ ] Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
    Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
    1) Amount Previously Paid:
    2) Form, Schedule or Registration Statement No.:
    3) Filing Party:
    4) Date Filed:

                        WHOLESOME & HEARTY FOODS, INC.
                      1411 S.W. MORRISON STREET, SUITE 400
                             PORTLAND, OREGON 97205



                                                               September 9, 1997

Dear Shareholders:

The Board of Directors has proposed an amendment to the Company's Articles of Incorporation to change its name to Gardenburger, Inc. The Board believes that the name change will enhance the Company's marketing efforts and increase public awareness of its flagship products.

A special meeting of the shareholders of the Company will be held at The Benson Hotel at 309 S.W. Broadway, Portland, Oregon, at 10:00 a.m. on October 17, 1997, to consider the proposed amendment. Management and the Board recommend that you vote FOR the proposed amendment.

Whether or not you plan to attend the meeting, it is important that you sign, date and return the enclosed proxy card as soon as possible. A prepaid return envelope is provided for this purpose. If you do attend the meeting and wish to vote in person, you may withdraw your proxy and vote personally. There will be limited seating at the meeting and no food will be served.

If you have shares registered in more than one name, or if your shares are held in more than one way, you may receive multiple copies of the proxy materials. If so, please sign and return each proxy card you receive so that all of your shares may be voted.

                                  Yours for Better Health,

                                  WHOLESOME & HEARTY FOODS, INC.



                                  E. Kay Stepp
                                  CHAIRMAN OF THE BOARD OF DIRECTORS

                         WHOLESOME & HEARTY FOODS, INC.
                      1411 S.W. MORRISON STREET, SUITE 400
                             PORTLAND, OREGON 97205

                                 --------------

                   NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 17, 1997

                                 --------------


A special meeting of shareholders of Wholesome & Hearty Foods, Inc. (the Company), will be held at the Benson Hotel at 309 S.W. Broadway, Portland, Oregon, on Friday, October 17, 1997, at 10:00 a.m. local time for the following purposes:

     1. To approve a proposal to amend Article I of the Articles of Incorporation of the Company to change its name to Gardenburger, Inc.

     2. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only shareholders of record as of the close of business on September 2, 1997, will be entitled to notice of and to vote at the meeting.

Whether or not you plan to attend, please date, sign and mail the enclosed proxy card to avoid the expense of further solicitation. A prepaid, self-addressed envelope is enclosed for your convenience.

The proposed amendment will be adopted if the votes cast in favor of the action at the meeting exceed those cast opposing it, provided that a quorum is present. Whether you own few or many shares, your vote is important. If you attend the meeting, you may revoke your proxy and vote in person.

                                  By Order of the Board of Directors


                                  E. Kay Stepp
                                  Chairman of the Board of Directors

                         WHOLESOME & HEARTY FOODS, INC.
                      1411 S.W. MORRISON STREET, SUITE 400
                             PORTLAND, OREGON 97205

                                 --------------

                                 PROXY STATEMENT

                         SPECIAL MEETING OF SHAREHOLDERS

                         TO BE HELD ON OCTOBER 17, 1997

                                 --------------


This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Wholesome & Hearty Foods, Inc., an Oregon corporation (the "Company"), to be voted at a special meeting of shareholders to be held on October 17, 1997, and any adjournments thereof. The proxy statement and accompanying form of proxy were first mailed to shareholders on approximately September 9, 1997.

                 VOTING, REVOCATION AND SOLICITATION OF PROXIES

When a proxy in the accompanying form is properly executed and returned, the shares represented will be voted at the meeting in accordance with the instructions specified in the space provided in the proxy card. If no instructions are specified, the shares will be voted FOR Item 1 in the accompanying Notice of Special Meeting of Shareholders.

Any proxy given pursuant to this solicitation may be revoked by the person giving the proxy at any time prior to its exercise by written notice to the Secretary of the Company of such revocation, by submission of another proxy bearing a later date, or by attending the meeting and voting in person. The mailing address of the Company's principal executive offices is 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205.

The solicitation of proxies will be made primarily by mail, but proxies may also be solicited personally by directors, officers or regular employees of the Company without additional compensation for such services. Brokers and other persons holding shares in their names, or in the names of nominees, will be reimbursed for their reasonable expenses in forwarding soliciting materials to their principals and in obtaining authorization for the execution of proxies. All expenses of the Company associated with this solicitation will be borne by the Company. In addition, the Company reserves the right to utilize the services of an independent proxy solicitation firm to assist with the solicitation of proxies. If the services of an independent proxy solicitation firm are used, the cost is estimated not to exceed $4,000.

                       RECORD DATE AND OUTSTANDING SHARES


The close of business on September 2, 1997, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the special meeting. On the record date, the Company had outstanding 8,781,836 shares of Common Stock, no par value ("Common Stock"), each share of which is entitled to one vote at the meeting. Common Stock is the only outstanding voting security of the Company.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of July 31, 1997, certain information furnished to the Company with respect to ownership of the Company's Common Stock by (i) each director and certain executive officers of the Company, (ii) all persons known by the Company to be beneficial owners of more than 5 percent of its Common Stock, and (iii) all executive officers and directors as a group.

                                COMMON STOCK (1)

                                            Number             Percent of
         Name                              of Shares        Shares Outstanding
         ----                              ---------        ------------------


         Paul F. Wenner(2)(3)              2,212,037                 22.5%
         Lyle G. Hubbard(3)                  141,250                  1.6%
         Richard C. Dietz(3)                  55,750                   *
         Michael P. Rubic(3)                  55,500                   *
         Charles A. Monahan(3)                41,000                   *
         E. Kay Stepp(3)(4)                   32,485                   *
         Michael L. Ray(3)                     6,000                   *
         Mary O. McWilliams(3)                 4,100                   *



         All executive officers
         and directors as a group
         (16 persons)(3)                  2,657,456                  25.9%
- --------------


*Less than 1 percent of the outstanding shares of Common Stock.

(1) Applicable percentage of ownership is based on 8,781,836 shares of Common Stock outstanding as of July 31, 1997, together with applicable options held by each shareholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to shares. Shares of Common Stock subject to options or warrants currently exercisable or exercisable within 60 days after July 31, 1997, are deemed outstanding for purposes of computing the percentage ownership of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. Unless otherwise indicated, each of the shareholders named above has sole voting and investment power with respect to all shares shown as being beneficially owned by him or her.

(2) Mr. Wenner's address is 1411 S.W. Morrison Street, Suite 400, Portland, Oregon 97205.


(3) Includes shares subject to options granted under the Company's stock option plans and exercisable as of September 29, 1997, as follows: Mr. Wenner, 1,033,240 shares; Mr. Hubbard, 141,250 shares; Mr. Dietz, 55,750 shares; Mr. Rubic, 55,500 shares; Mr. Monahan, 41,000 shares; Ms. Stepp, 25,500 shares; Mr. Ray, 6,000 shares; Ms. McWilliams, 3,000 shares; Mr. Henrion, 3,000 shares; and all directors and executive officers of the Company as a group, 1,470,574 shares.


(4) Includes 3,935 shares owned by Ms. Stepp's husband. Ms. Stepp disclaims voting and investment power with respect to such shares owned by her husband.

                     AMENDMENT TO ARTICLES OF INCORPORATION

General

The Board has unanimously approved a proposed amendment to Article I of the Company's Articles of Incorporation to change its name to Gardenburger, Inc., and directed that the proposed amendment be submitted to the shareholders at the special meeting.

The Board believes that the proposed name change will enhance the Company's marketing efforts and increase public awareness of its flagship products. A number of prominent companies have adopted name changes in recent years to foster brand name acceptance. If the proposed amendment is approved by the Company's shareholders, the Company's trading symbol on The Nasdaq Stock Market will be "GBUR."

Vote Required and Board Recommendation

The proposed amendment of Article I of the Company's Articles of Incorporation will be adopted if the votes cast in favor of the action at the meeting exceed those cast opposing it, provided that a quorum is present. Shareholders may expressly abstain from voting on the proposal by so indicating on the accompanying proxy card. Abstentions and shares represented by duly executed and returned proxies of brokers or other nominees which are expressly not voted on the proposal will have no effect on the required vote for the proposal.

THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE FOR ADOPTION OF THE PROPOSED AMENDMENT TO THE COMPANY'S ARTICLES OF INCORPORATION TO CHANGE ITS NAME TO GARDENBURGER, INC.

                  SHAREHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Proposals by shareholders intended to be presented at the Company's 1998 Annual Meeting must be received by the Company at its principal executive offices no later than November 20, 1997, in order to be included in the Company's 1998 Proxy Statement and proxy card. Any such proposal should comply with the rules of the Securities and Exchange Commission governing shareholder proposals submitted for inclusion in proxy materials.

                                  OTHER MATTERS

Management knows of no matters to come before the special meeting other than the proposed amendment to its Articles of Incorporation. However, should any other matters come before the meeting, the persons named in the accompanying form of proxy will vote or refrain from voting thereon in accordance with their judgment.


                                     WHOLESOME & HEARTY FOODS, INC.


September 9, 1997

(FRONT SIDE OF OCR PROXY CARD)


                         WHOLESOME & HEARTY FOODS, INC.

             Proxy Solicited on Behalf of the Board of Directors of
              the Company for a Special Meeting on October 17, 1997

     The undersigned hereby names E. Kay Stepp and Richard C. Dietz, or either of them acting in the absence of the other, with full power of substitution, my true and lawful attorneys and proxies for me in my place and stead to attend the Special Meeting of Shareholders of Wholesome & Hearty Foods, Inc. to be held on October 17, 1997 at 10:00 a.m., and any adjournments thereof, and to vote all of the shares held in the name of the undersigned on September 2, 1997, with all the powers that the undersigned would possess if personally present.

                                                                     See Reverse
                                                                         Side

- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

(BACK SIDE OF OCR PROXY CARD)

X  Please mark your
   votes as in this
   example.

THIS PROXY IS SOLICITED BY THE MANAGEMENT OF THE COMPANY. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE ITEM BELOW, THIS PROXY WILL BE VOTED FOR PROPOSAL 1.

The Board of Directors unanimously recommends a vote FOR Proposal 1.

1. To approve a proposal to amend Article I of the Articles of Incorporation of the Company to change its name to Gardenburger, Inc.

                      FOR        AGAINST         ABSTAIN
                      [ ]          [ ]             [ ]

2. To transact such other business as may properly come before the meeting or any adjournment thereof.


SIGNATURE(S)                                           DATE
            -----------------------------------------      ---------------------

NOTE: Please sign exactly as name appears above. Joint owners each should sign. Fiduciaries should add their full title to their signature. Corporations should sign in full corporate name by an authorized officer. Partnerships should sign in partnership name by an authorized person.
- --------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


                     You are cordially invited to attend the

                       Special Meeting of Shareholders of

                         WHOLESOME & HEARTY FOODS, INC.

                                   to be held

              Friday, October 17, 1997, at 10:00 a.m. Pacific Time

                              at The Benson Hotel,

                               309 S.W. Broadway,

                                Portland, Oregon.

Dear Shareholders:

     Since joining the Company in April of 1996, my objective has been to return the Company to significantly higher levels of growth for this year and many years to come. Our strategies are somewhat simple. First, get mainstream America to begin eating veggie patties and to recognize the Gardenburger(R) brand as the leader in taste, nutrition and innovation. Second, strengthen Gardenburger's(R) leadership position in our food service, club store and natural food store channels of distribution. Third, leverage this leadership into the huge retail grocery store channel of distribution where we intend to establish Gardenburger(R) as the leading brand in the next several years. And fourth, develop a pipeline of new meat-replacement food innovations that leverage our Gorilla Foods acquisition.

     We began executing these strategies in the summer of 1996 by hiring people with the necessary skills in marketing, sales, manufacturing, research and development, and human resource development. In November of 1996, we began our national sell in of Gardenburger's(R) three existing flavors - Original, Veggie Medley and Zesty Bean - into the retail grocery channel with the goal of being authorized for sale in grocery stores representing at least 80% of retail grocery sales in the U.S. In May, our first national consumer advertising began. In June and July, we sampled Gardenburger(R) products to over two million consumers in grocery stores across the U.S. On Sunday, August 24th, the week before the Labor Day holiday, we ran our first national coupon event, delivering over 40 million coupons nationally. On Friday, August 29th, we ran our first national newspaper ad in USA Today informing people that they have a great tasting alternative to hamburgers, which were receiving significant negative press due to the E. Coli outbreak traced to bad hamburger meat. And on Wednesday, September 3rd, we began the national sell in of our two newest Gardenburger(R) flavors: no-fat hamburger style flavor and low-fat cheeseburger flavor. These hamburger flavors allow Gardenburger(R) to compete for the first time in the hamburger analog segment of the veggie patty market, which represents over two-thirds of veggie patty grocery sales today.

     The results from these efforts have been encouraging. Sales growth has accelerated from 3% in the fourth quarter of 1996 to 9% in the first quarter of 1997 to 19% in the second quarter of 1997, our most recently completed quarter. July and August also showed strong sales growth. Our success has been fueled strongly by our successful grocery launch while the other channels have been performing very well. In the retail grocery channel Gardenburger(R) has achieved authorizations in stores accounting for over 85% of all grocery sales in the U.S. on 2.5 flavors. These authorizations have been converted into retail availability in stores that sell over 60% of all retail grocery sales. In this short time Gardenburger(R) has captured a 27% market share, which puts our flagship brand into the #2 market share position ahead of Green Giant's Harvest Burger brand. More importantly, Gardenburger(R) Original flavor is the #1 selling item per point of distribution! We expect increasing sales as stores that have agreed to carry Gardenburger(R) put it on their shelves.

     We also continue to do well in our other channels of distribution. In our core food service channel, we have strengthened our organization with the addition of two seasoned sales and marketing veterans. To date they have helped us extend existing contracts for the Gardenburger(R) brand on the menus of such key accounts as TGI Fridays, Cocos, Carrows and Planet Hollywood, while getting new placements at ten new theme accounts including Six Flaggs and Sea World. We have also added Sizzler, Village Inn and, in September, Ground Round restaurants to our growing list of prestige, branded accounts. Our GardenSausage(R) product is also being test-marketed at 60 Holiday Inns as part of a better breakfast menu featuring other national brands such as Kellogg's, Oscar Meyer, Sara Lee and Minute Maid. With these wins and many others in process, we are very excited about our future food service business for the remainder of 1997 and into 1998. We also continue to be the leader in our club store and natural foods channels.

     Turning now to operations, we have greatly increased our future capability, first with the hiring of a seasoned operations vice president who was formerly head of operations for Ore Ida as well as Ocean Spray, and secondly by securing an existing manufacturing facility in Clearfield, Utah. This facility is a state-of-the-art frozen foods plant previously owned and operated by Heinz in the manufacture of Weight Watchers and Budget Gourmet frozen entrees. This represents a terrific opportunity for us as this facility has space for significant expansion, is more centrally located and has other significant distribution advantages as. As a result of not having to build a plant from scratch, our investment will be reduced significantly, and our start-up time will be accelerated to the first quarter of 1998.

     Finally, in terms of financial strength, we remain very strong. Our new manufacturing facility was obtained through a long-term operating lease at very favorable terms. The necessary production equipment will also be financed through equipment leases. And to ensure that we have adequate funding for our future growth plans, we have increased our unsecured line-of-credit with our banking partners to $10 million. This resource will give us the necessary spending flexibility to market our products aggressively. Together, our strong balance sheet, rapidly growing sales, enhanced operating margins from our new plant, and increased credit line availability give us confidence that we can continue strengthening our market position in 1998 and beyond.

     In addition to all of this encouraging news, your Board of Directors and senior management team are asking you to approve changing the Company's name from Wholesome & Hearty Foods, Inc., to Gardenburger, Inc., as requested in the enclosed proxy statement. We believe that changing the Company's name to reflect our key branded products will enhance the name recognition of the Company and more closely align our overall corporate mission with our market strategies. We believe this change will further strengthen the Gardenburger(R) brand name and accelerate our efforts to make Gardenburger(R) the absolute leader in the growing meatless foods category.

     I would also like you to note that in our ongoing efforts to find better, more cost-effective ways of doing business, we have dispensed with our historical quarterly shareholders' report and instead are providing you with this brief President's letter and a copy of the press release announcing our second quarter results. We believe this is the quickest and most cost effective way to keep you informed of our progress.

     We continue to work hard to enhance long-term value for our shareholders and appreciate your support of our efforts.

Lyle G. Hubbard
Chief Executive Officer

FOR IMMEDIATE RELEASE    Contact: Richard C. Dietz          Sean Beers
                                  Chief Financial Officer   Investor Relations
                                  (503) 205-1500            (503) 844-8888 x:105

                        WHOLESOME & HEARTY FOODS REPORTS
                   19% RISE IN NET SALES DURING SECOND QUARTER

     Portland, Oregon, July 29, 1997 -- Wholesome & Hearty Foods, Inc. (NASDAQ:WHFI) today announced financial results for the second quarter ended June 30, 1997, showing a continuation of its accelerating sales growth with a 19% increase in net sales over the same period in 1996. As planned, the company also reported a net loss of ($.16) per share for the period, primarily due to costs of the successful national rollout of the flagship Gardenburger(R) product into the retail grocery channel, where it has already moved into the number two market share position. These results were in line with its operating plan and analysts' estimates.

     For the second quarter ended June 30, 1997 net sales increased 19% to $13,056,000 from $11,005,000 for the second quarter of 1996. The quarter's net sales also represented a $3 million increase from the first quarter of 1997, the largest sequential quarterly sales increase in the company's history. The gross profit percentage in the second quarter of 1997 was approximately 49% compared to a gross profit percentage in the second quarter of 1996 of 50%. Selling and marketing expenses in the second quarter of 1997 were $7.1 million, or 55% of net sales, compared to selling and marketing expenses in the second quarter of 1996 of $3.2 million, or 29% of net sales. The increase was due to the company's investment in sales and marketing activities during the second quarter of 1997 associated with its planned national roll-out of the Gardenburger(R) veggie patty into the retail grocery channel and the beginning of a new national Gardenburger(R) advertising campaign. General and administrative expenses in the second quarter of 1997 were $1.5 million, or 12% of net sales, compared to general and administrative expenses in the second quarter of 1996 of $1.6 million, or 14% of sales. The decrease was due to significant one-time hiring and severance costs incurred in the second quarter of 1996 which were not repeated during the second quarter of 1997.

     As planned, the Company incurred a net loss for the second quarter of 1997 of ($1,371,000), compared to $521,000 in net income for the same period last year. The net loss per share was ($.16) in the second quarter of 1997, down from net income per share of $.06 in the second quarter of 1996, and was a result of the increase in sales and marketing expenses as discussed above.

     For the first six months ended June 30, 1997, net sales increased 14% to $23,066,000, up from $20,169,000 for the first six months of fiscal 1996. The gross profit percentage in the first six months of 1997 was approximately 49% compared to a gross profit percentage of 50% in the same period of 1996. Selling and marketing expenses in the first six months of 1997 were $11.5 million, or

50% of net sales, compared to selling and marketing expenses in the first six months of 1996 of $6.1 million, or 30% of net sales. The increase was due to the company's investment in sales and marketing activities during 1997 associated with its planned national roll-out of the Gardenburger(R) product into the retail grocery channel and the beginning of a new national advertising campaign. General and administrative expenses in the first six months of 1997 were $2.6 million, or 11% of net sales, compared to general and administrative expenses in the same period of 1996 of $2.6 million, or 13% of sales.

     The Company incurred a net loss for the first six months of 1997 of ($1,726,000), compared to $579,000 in net income in the same period last year, which was in line with its 1997 operating plan. The net loss per share was ($.20) in the first six months of 1997, down from net income per share of $.07 in the corresponding 1996 period.

     "Our nineteen percent sales gain during the second quarter represents the continued acceleration in our growth rate when compared to the three percent sales increase we posted in the fourth quarter of 1996 and the nine percent increase we posted in the first quarter of this year. We expect growth to continue accelerating for the remaining quarters of this year," said Lyle G. Hubbard, chief executive officer. "We continue to be encouraged by the enthusiastic reception Gardenburger(R) has received from grocery retailers and consumers around the country. By today's date we have been authorized for sale in retail grocery stores that account for over 85% of all grocery sales in the United States, and our actual on-shelf penetration in these stores is now over 60%. More importantly, Gardenburger(R) has already moved into the number two market share position and Gardenburger(R) Original Flavor is the fastest selling veggie burger per point of distribution. We intend to continue investing aggressively in advertising and promotion support as Gardenburger(R) pursues the same category leadership in grocery that it has achieved as the number one selling veggie patty in the food service, club store and natural foods channels. Over the next several years we intend to make Gardenburger(R) the recognized brand of choice for consumers in their growing demand for great tasting, convenient, meatless foods."

     Founded in 1985 by GardenChef Paul Wenner(TM), Wholesome & Hearty Foods is an innovator in meatless, low-fat food products. The Company distributes it's flagship Gardenburger(R) and other GardenProducts(TM) to more than 30,000 food service outlets throughout the U.S., Canada and abroad. Retail customers include more than 20,000 grocery and specialty food stores and more than 4,000 natural food stores. Based in Portland, Oregon, the company currently employs more than 160 people.

     Statements in this press release about future events or performance are forward looking statements that are necessarily subject to risk and uncertainty. The Company's actual results could be quite different. Important factors that could affect results include the Company's reliance on product acceptance, the Company's ability to execute its retail distribution plans, the effectiveness of the Company's sales and marketing efforts and intense competition in the meatless food products industry which the Company believes will increase. Other important factors that could affect results are set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and the Company's 1996 annual report to shareholders. Although forward-looking statements help provide complete information about the Company, investors should keep in mind that forward-looking statements are inherently less reliable than historical information.


                         WHOLESOME & HEARTY FOODS, INC.


                        Second Quarter Ended              Six Months Ended

                    June 30, 1997   June 30, 1996   June 30, 1997  June 30, 1996
                    -------------   -------------   -------------  -------------
Net Sales            $13,056,000     $11,005,000     $23,066,000    $20,169,000
Net income (loss)    ($1,371,000)       $521,000     ($1,726,000)      $579,000
Net income (loss)
 per share                 ($.16)           $.06           ($.20)          $.07
                     ===========     ===========     ===========    ===========
Weighted Average       8,574,093       8,946,066       8,570,296      8,792,773
Shares Outstanding
                                      -###-

                         WHOLESOME & HEARTY FOODS, INC.
                                 BALANCE SHEETS


                                                       June 30,     December 31,
                                                         1997           1996
                                                      -----------   ------------
ASSETS
Current Assets:
    Cash and cash equivalents                         $ 1,594,000    $ 7,755,000
    Accounts receivable, net of allowances of
       $244,000 and $177,000                            4,750,000      2,800,000
    Inventories, net                                    5,154,000      4,790,000
    Prepaid expenses                                    1,690,000        378,000
    Income taxes receivable                             1,578,000        653,000
    Deferred income tax benefit                           626,000        470,000
                                                      -----------    -----------
        Total Current Assets                           15,392,000     16,846,000

Property, Plant and Equipment, net of accumulated
       depreciation of $1,689,000 and $1,220,000        8,895,000      6,814,000
Other Assets, net of accumulated amortization of
       $186,000 and $122,000                            1,277,000      1,274,000
                                                      -----------    -----------
        Total Assets                                  $25,564,000    $24,934,000
                                                      ===========    ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Short term note payable                           $ 1,500,000    $         -
    Accounts payable                                    1,476,000      2,173,000
    Payroll and related liabilities payable               552,000        458,000
    Accrued employee bonuses                              771,000        221,000
    Accrued relocation                                    129,000        178,000
    Accrued brokers' commissions                          345,000        199,000
    Other current liabilities                             873,000        224,000
                                                      -----------    -----------
        Total Current Liabilities                       5,646,000      3,453,000

Deferred Income Tax Liability                             568,000        502,000

Shareholders' Equity:
    Preferred Stock, no par value, 5,000,000 shares
      authorized; none issued                                   -              -
   Series A Junior Participating Preferred Stock,
      no par value, 250,000 shares authorized;
      none issued                                               -              -
    Common Stock, no par value, 25,000,000
      shares authorized; shares issued and
      outstanding: 8,580,746 and 8,566,456              8,560,000      8,468,000
    Additional paid-in capital                          4,145,000      4,139,000
    Retained earnings                                   6,645,000      8,372,000
                                                      -----------    -----------
       Total Shareholders' Equity                      19,350,000     20,979,000
                                                      -----------    -----------
       Total Liabilities and Shareholders' Equity     $25,564,000    $24,934,000
                                                      ===========    ===========

                         WHOLESOME & HEARTY FOODS, INC.
                            STATEMENTS OF OPERATIONS
                                  (Unaudited)


                                                  Three months ended June 30,   Six months ended June 30,
                                                      1997           1996          1997            1996
                                                  -----------    -----------    -----------    -----------

Net sales                                         $13,056,000    $11,005,000    $23,066,000    $20,169,000
Cost of goods sold                                  6,623,000      5,473,000     11,811,000     10,114,000
                                                  -----------    -----------    -----------    -----------
Gross margin                                        6,433,000      5,532,000     11,255,000     10,055,000

Operating expenses:
    Sales and marketing                             7,140,000      3,197,000     11,509,000      6,130,000
    General and administrative                      1,532,000      1,589,000      2,646,000      2,589,000
    Acquired in-process research & development              -              -              -        612,000
                                                  -----------    -----------    -----------    -----------
                                                    8,672,000      4,786,000     14,155,000      9,331,000
                                                  -----------    -----------    -----------    -----------
Operating income (loss)                            (2,239,000)       746,000     (2,900,000)       724,000

Other income (expense):
    Interest income                                    39,000         83,000        106,000        196,000
    Interest expense                                   (5,000)             -         (5,000)             -
    Other, net                                         (3,000)             -         (7,000)        (1,000)
                                                  -----------    -----------    -----------    -----------
                                                       31,000         83,000         94,000        195,000

                                                  -----------    -----------    -----------    -----------
Income (loss) before provision for income taxes    (2,208,000)       829,000     (2,806,000)       919,000
(Provision for) benefit from income taxes             837,000       (308,000)     1,080,000       (340,000)
                                                  -----------    -----------    -----------    -----------
Net income (loss)                                 $(1,371,000)   $   521,000    $(1,726,000)   $   579,000
                                                  ===========    ===========    ===========    ===========

Net income (loss) per share                       $     (0.16)   $      0.06    $      (0.2)   $      0.07
                                                  ===========    ===========    ===========    ===========

Shares used in per share calculations               8,574,093      8,946,066      8,570,296      8,792,773
                                                  ===========    ===========    ===========    ===========